Exhibit 10.2

CHANGE IN TERMS AGREEMENT

Principal $10,000,000.00	Loan Date 07-12-2019	Maturity 07-05-2021	Loan No 155354101	Call / Coll	Account 600714	Officer 7001	Initials CJ

References in the boxes above are for Lender’s use only and do not limit the applicability of this document to any particular loan or item.

Any item above containing “***” has been omitted due to text length limitations.

Borrower:	Bisco Industries, Inc. 1500 North Lakeview Loop Anaheim, CA 92807	Lender:	Citizens Business Bank Plaza Business Financial Center 77 Plaza Square Orange, CA 92866

Principal Amount: $10,000,000.00	Date of Agreement: July 12, 2019

DESCRIPTION OF EXISTING INDEBTEDNESS.

Promissory Note dated July 14, 2016 in the amount of $10,000,000.00, as amended.

DESCRIPTION OF CHANGE IN TERMS.

1. The maturity date is hereby extended to July 5, 2021.

2. The monthly payment date is hereby changed to the 5th of every month.

3. Effective July 3, 2019, the paragraph entitled "VARIABLE INTEREST RATE" is hereby amended as further described below.

4. Effective July 3, 2019, the "INTEREST RATE OPTIONS" are hereby amended as further described under the paragraph entitled "INTEREST RATE OPTIONS".

5. The paragraph entitled "PREFERRED RATE" is hereby deleted and replaced with the paragraph entitled "DISCOUNTED RATE".

PROMISE TO PAY. Bisco Industries, Inc. ("Borrower") promises to pay to Citizens Business Bank ("Lender"), or order, in lawful money of the United States of America, the principal amount of Ten Million & 00/100 Dollars ($10,000,000.00) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance. Interest shall be calculated from the date of each advance until repayment of each advance.

PAYMENT. Borrower will pay this loan in full immediately upon Lender's demand. If no demand is made, Borrower will pay this loan in one payment of all outstanding principal plus all accrued unpaid interest on July 5, 2021. In addition, Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning August 5, 2019, with all subsequent interest payments to be due on the same day of each month after that. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal; then to any late charges; and then to any unpaid collection costs. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE. Subject to designation of a different interest rate index by Borrower as provided below, the interest rate on this loan is subject to change from time to time based on changes in an index which is the Citizens Business Bank Prime Rate of Interest. This Index is determined by Citizens Business Bank from time to time as a means of pricing credit extensions to some customers and is neither tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Citizens Business Bank at any given time for any particular class of customers or credit extensions (the "Index"). The Index is not necessarily the lowest rate charged by Lender on its loans and is set by Lender in its sole discretion. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current Index rate upon Borrower's request. The interest rate change will not occur more often than each day. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 5.500% per annum. Interest on the unpaid principal balance of this loan will be calculated as described in the "INTEREST CALCULATION METHOD" paragraph using a rate of 0.500 percentage points under the Index, resulting in an initial rate of 5.000%. NOTICE: Under no circumstances will the interest rate on this loan be more than the maximum rate allowed by applicable law.

INTEREST CALCULATION METHOD. Interest on this loan is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this loan is computed using this method. This calculation method results in a higher effective interest rate than the numeric interest rate stated in the loan documents.

INTEREST RATE OPTIONS. On the terms and subject to the conditions set forth herein, Borrower will be able to select, from one of the following Rate Options, an interest rate which will be applicable to a particular dollar increment of amounts outstanding, or to be disbursed, under this Agreement. Principal shall be payable as specified herein in the "Payment" section, and interest shall be payable as specified for each Rate Option. The following Rate Options are available to Borrower:

(A) Default Option. The interest rate margin and index described in the "VARIABLE INTEREST RATE" paragraph herein (the "Default Option").

(B) ONE HUNDRED EIGHTY (180) DAY LIBOR RATE. A margin of 1.550 percentage points over ONE HUNDRED EIGHTY (180) DAY LIBOR RATE. For purposes of this Agreement, ONE HUNDRED EIGHTY (180) DAY LIBOR RATE shall mean Intercontinental Exchange London Interbank Offer Rate (ICE LIBOR) for a One Hundred Eighty (180) day period, as published from time to time in the Wall Street Journal. Interest based on this Rate Option will be fixed (a "Fixed Rate Option") for 180 days (the "Interest Period"), in any case extended to the next succeeding business day when necessary, beginning on a borrowing date, conversion date or expiration date of the then current Interest Period. Adjustments in the interest rate due to changes in the maximum nonusurious interest rate allowed (the "Highest Lawful Rate") shall be made on the effective day of any change in the Highest Lawful Rate. Under this Rate Option, Borrower shall make monthly interest payments on the same day of the month, with a final payment of all accrued and unpaid interest on the last day of such Interest Period and, in the case of an Interest Period greater than three (3) months, at three month (3 month) intervals after the first day of such Interest Period.

CHANGE IN TERMS AGREEMENT
Loan No: 155354101	(Continued)	Page 2

(C) ONE (1) YEAR LIBOR. A margin of 1.550 percentage points over ONE (1) YEAR LIBOR. For purposes of this Agreement, ONE (1) YEAR LIBOR shall mean Intercontinental Exchange London Interbank Offer Rate (ICE LIBOR) for a One (1) year period, as published from time to time in the Wall Street Journal Interest based on this Rate Option will be fixed (a "Fixed Rate Option") for 12 months (the "Interest Period"), in any case extended to the next succeeding business day when necessary, beginning on a borrowing date, conversion date or expiration date of the then current Interest Period. Adjustments in the interest rate due to changes in the maximum nonusurious interest rate allowed (the "Highest Lawful Rate") shall be made on the effective day of any change in the Highest Lawful Rate. Under this Rate Option, Borrower shall make monthly interest payments on the same day of the month, with a final payment of all accrued and unpaid interest on the last day of such Interest Period and, in the case of an Interest Period greater than three (3) months, at three month (3 month) intervals after the first day of such Interest Period.

The following provisions concerning Rate Options are a part of this Agreement:

Selection of Rate Options. Provided Borrower is not in default under this Agreement, Borrower may request (a "Rate Request") that a $1,000,000.00 increment or any amount in excess thereof (an "Increment") of the outstanding principal of, or amounts to be disbursed under, this Agreement bear interest at the selected rate. Borrower may make this Rate Request by telephonic notice, however no later than 10:00 AM PDT three (3) business days prior to the effective date of the Rate Request to permit Lender to quote the rate requested.

Applicable Interest Rate. Borrower's Rate Request will become effective, and interest on the increment designated will be calculated at the rate (the "Effective Rate"), which Borrower requested, for the applicable Interest Period, subject to the following:

(1) Notwithstanding any Rate Request, interest shall be calculated on the basis of the Default Option if (a) Lender, in good faith, is unable to ascertain the requested Rate Option by reason of circumstances then affecting the applicable money market or otherwise, (b) it becomes unlawful or impracticable for Lender to maintain loans based upon the requested Rate Option, or (c) Lender, in good faith, determines that it is impracticable to maintain loans based on the requested Rate Option because of increased taxes, regulatory costs, reserve requirements, expenses or any other costs or charges that affect such Rate Options. Upon the occurrence of any of the events described in this "Interest Rate Options" section, any increment to which a requested Rate Option applies shall be immediately (or at the option of Lender, at the end the current applicable Interest Period), without further action of Lender or Borrower, converted to an increment to which the Default Option applies.

(2) Borrower may have no more than a total of 3 Effective Rates applicable to amounts outstanding under this Agreement at any given time.

(3) A Rate Request shall be effective as to amounts to be disbursed under this Agreement only if, on the effective date of the Rate Requests, such amounts are in fact disbursed to or for Borrower's account in accordance with the provisions of this Agreement and any related loan documents.

(4) Any amounts of outstanding principal for which a Rate Request has not been made, or is otherwise not effective, shall bear interest until paid in full at the Default Option.

(5) Any amounts of outstanding principal bearing interest based upon a Rate Option shall bear interest at such rate until the end of the Interest Period for that Rate Option, and thereafter shall bear interest based upon the Default Option unless a new Rate Request for a Rate Option complying with the terms hereof has been made and has become effective.

(6) Upon default Lender shall no longer be obligated to honor any Rate Requests.

(7) No Interest Period shall extend beyond the maturity date of this Agreement.

Notices: Authority to Act. Borrower acknowledges and agrees that the agreement of Lender herein to receive certain notices by telephone is solely for Borrower's convenience. Lender shall be entitled to rely on the authority of the person purporting to be a person authorized by Borrower to give such notice, and Lender shall have no liability to Borrower on account of any action taken by Lender in reliance upon such telephonic notice. Borrower's obligation to repay all sums owing under the Note shall not be affected in any way or to any extent by any failure by Lender to receive written confirmation of any telephonic notice or the receipt by Lender of a confirmation which is at variance with the terms understood by Lender to be contained in the telephonic notice.

PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments of accrued unpaid interest. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Agreement, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Citizens Business Bank, P.O. Box 4118 Ontario, CA 91761.

CHANGE IN TERMS AGREEMENT
Loan No: 155354101	(Continued)	Page 3

LATE CHARGE. If a payment is 10 days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment or $5.00, whichever is greater.

INTEREST AFTER DEFAULT. Upon default, the interest rate on this loan shall, if permitted under applicable law, immediately increase by adding an additional 5.000 percentage point margin ("Default Rate Margin"). The Default Rate Margin shall also apply to each succeeding interest rate change that would have applied had there been no default.

DEFAULT. Each of the following shall constitute an Event of Default under this Agreement:

Payment Default. Borrower fails to make any payment when due under the Indebtedness.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Agreement or in any of the Related Documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Any guarantor or Borrower defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of any guarantor's or Borrower's property or ability to perform their respective obligations under this Agreement or any of the Related Documents.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Agreement or the Related Documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the Indebtedness. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the Indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any Guaranty of the Indebtedness evidenced by this Note.

Change In Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

Adverse Change. A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of the Indebtedness is impaired.

Cure Provisions. If any default, other than a default in payment, is curable and if Borrower has not been given a notice of a breach of the same provision of this Agreement within the preceding twelve (12) months, it may be cured if Borrower, after Lender sends written notice to Borrower demanding cure of such default: (1) cures the default within fifteen (15) days; or (2) if the cure requires more than fifteen (15) days, immediately initiates steps which Lender deems in Lender's sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Agreement and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS' FEES; EXPENSES. Lender may hire or pay someone else to help collect this Agreement if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's attorneys' fees and Lender's legal expenses, whether or not there is a lawsuit, including attorneys' fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. Borrower also will pay any court costs, in addition to all other sums provided by law.

JURY WAIVER. To the extent permitted by applicable law, Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

GOVERNING LAW. This Agreement will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of California without regard to its conflicts of law provisions. This Agreement has been accepted by Lender in the State of California.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of Orange County, State of California.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $7.00 if Borrower makes a payment on Borrower's loan and the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower's accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the debt against any and all such accounts.

CHANGE IN TERMS AGREEMENT
Loan No: 155354101	(Continued)	Page 4

COLLATERAL. Borrower acknowledges this Agreement is secured by the following collateral described in the security instruments listed herein:

(A) collateral described in the security instrument listed herein: inventory, chattel paper, accounts, equipment and general intangibles described in a Commercial Security Agreement dated May 11, 2017.

(B) collateral described in the security instrument listed herein: inventory, chattel paper, accounts, equipment and general intangibles described in a Commercial Security Agreement dated July 12, 2018.

LINE OF CREDIT. This Agreement evidences a revolving line of credit. Advances under this Agreement may be requested either orally or in writing by Borrower or as provided in this paragraph. Lender may, but need not, require that all oral requests be confirmed in writing. All communications, instructions, or directions by telephone or otherwise to Lender are to be directed to Lender's office shown above. The following person or persons are authorized to request advances and authorize payments under the line of credit until Lender receives from Borrower, at Lender's address shown above, written notice of revocation of such authority: Glen F. Ceiley. Borrower agrees to be liable for all sums either: (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower's accounts with Lender. The unpaid principal balance owing on this Agreement at any time may be evidenced by endorsements on this Agreement or by Lender's internal records, including daily computer print-outs.

ARBITRATION. Borrower and Lender agree that all disputes, claims and controversies between them whether individual, joint, or class in nature, arising from this Agreement or otherwise, including without limitation contract and tort disputes, shall be arbitrated pursuant to the financial services rules of J.A.M.S. or its successor in effect at the time the claim is filed, upon request of either party. No act to take or dispose of any Collateral shall constitute a waiver of this arbitration agreement or be prohibited by this arbitration agreement. This includes, without limitation, obtaining injunctive relief or a temporary restraining order; invoking a power of sale under any deed of trust or mortgage; obtaining a writ of attachment or imposition of a receiver; or exercising any rights relating to personal property, including taking or disposing of such property with or without judicial process pursuant Article 9 of the Uniform Commercial Code. Any disputes, claims, or controversies concerning the lawfulness or reasonableness of any act, or exercise of any right, concerning any Collateral, including any claim to rescind, reform, or otherwise modify any agreement relating to the Collateral, shall also be arbitrated, provided however that no arbitrator shall have the right or the power to enjoin or restrain any act of any party. Borrower and Lender agree that in the event of an action for judicial foreclosure pursuant to California Code of Civil Procedure Section 726, or any similar provision in any other state, the commencement of such an action will not constitute a waiver of the right to arbitrate and the court shall refer to arbitration as much of such action, including counterclaims, as lawfully may be referred to arbitration. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. Nothing in this Agreement shall preclude any party from seeking equitable relief from a court of competent jurisdiction. The statute of limitations, estoppel, waiver, laches, and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of an action for these purposes. The Federal Arbitration Act shall apply to the construction, interpretation, and enforcement of this arbitration provision.

CONTINUING VALIDITY. Except as expressly changed by this Agreement, the terms of the original obligation or obligations, including all agreements evidenced or securing the obligation(s), remain unchanged and in full force and effect. Consent by Lender to this Agreement does not waive Lender's right to strict performance of the obligation(s) as changed, nor obligate Lender to make any future change in terms. Nothing in this Agreement will constitute a satisfaction of the obligation(s). It is the intention of Lender to retain as liable parties all makers and endorsers of the original obligation(s), including accommodation parties, unless a party is expressly released by Lender in writing. Any maker or endorser, including accommodation makers, will not be released by virtue of this Agreement. If any person who signed the original obligation does not sign this Agreement below, then all persons signing below acknowledge that this Agreement is given conditionally, based on the representation to Lender that the non-signing party consents to the changes and provisions of this Agreement or otherwise will not be released by it. This waiver applies not only to any initial extension, modification or release, but also to all such subsequent actions.

COUNTERPARTS. This document may be executed in any number of counterparts and by different parties on separate counterparts, each of which when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement.

DISCOUNTED RATE. Borrower shall receive an interest rate discount of one-quarter of one percent (0.250%) off the effective rate of the loan so long as Borrower opens and/or maintains a Demand Deposit Account with Lender and has the loan payments automatically debited from the designated checking account each month. In the event Borrower fails to maintain the Demand Deposit Account and automatic payments the effective rate of the loan shall immediately increase by one-quarter of one percent (0.250%). (Borrower's initials: _________).

SUCCESSORS AND ASSIGNS. Subject to any limitations stated in this Agreement on transfer of Borrower's interest, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns. If ownership of the Collateral becomes vested in a person other than Borrower, Lender, without notice to Borrower, may deal with Borrower's successors with reference to this Agreement and the Indebtedness by way of forbearance or extension without releasing Borrower from the obligations of this Agreement or liability under the Indebtedness.

NOTIFY US OF INACCURATE INFORMATION WE REPORT TO CONSUMER REPORTING AGENCIES. Please notify us if we report any inaccurate information about your account(s) to a consumer reporting agency. Your written notice describing the specific inaccuracy(ies) should be sent to us at the following address: Citizens Business Bank Loan Documentation/Servicing P. O. Box 4118 Ontario, CA 91761.

MISCELLANEOUS PROVISIONS. This Agreement is payable on demand. The inclusion of specific default provisions or rights of Lender shall not preclude Lender's right to declare payment of this Agreement on its demand. If any part of this Agreement cannot be enforced, this fact will not affect the rest of the Agreement. Lender may delay or forgo enforcing any of its rights or remedies under this Agreement without losing them. Borrower and any other person who signs, guarantees or endorses this Agreement, to the extent allowed by law, waive any applicable statute of limitations, presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Agreement, and unless otherwise expressly stated in writing, no party who signs this Agreement, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Agreement are joint and several.

CHANGE IN TERMS AGREEMENT
Loan No: 155354101	(Continued)	Page 5

PRIOR TO SIGNING THIS AGREEMENT, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS AGREEMENT, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE AGREEMENT.

BORROWER:

BISCO INDUSTRIES, INC.

By:	/s/ Glen F. Ceiley
Glen F. Ceiley, Pres./CEO/CFO/Secretary of Bisco
Industries, Inc.

LENDER:

CITIZENS BUSINESS BANK

By:	/s/
Authorized Officer